Contact:
Crocker Coulson, President Leslie Richardson, Financial Writer CCG Elite 646-213-1915 crocker.coulson@ccgir.com	Yuanmei Ma, Chief Financial Officer Zhongpin Inc. 86-010-82861788

For Immediate Release

Zhongpin Increases 2007 Fiscal Year Revenue Guidance to $265 Million

Changge City, Henan Province, China - September 6, 2007 - Zhongpin Inc. (OTC BB: ZHNP) (“Zhongpin”), a leading meat and food processing company in the People’s Republic of China (“PRC”), announced today that it expects revenue for fiscal 2007 to be at least $265 million.

Zhongpin has rapidly expanded its production capacity since the beginning of 2007 from five processing plants with annual capacity of 160,560 metric tons of pork, meat products and fruits and vegetables to nine processing plants with annual capacity of 393,560 metric tons of pork, meat products and fruits and vegetables by the end of 2007. Zhongpin has plans to add three additional production facilities in 2008 with total annual capacity of 180,000 metric tons of pork and fruits and vegetables, which will increase Zhongpin’s total annual capacity by 46% to 573,560 metric tons by the end of 2008.

“We are extremely excited that our expansion plans are moving forward rapidly as demand for safe and nutritious pork products remains strong. Our long-term growth strategy is to target high density areas populated by a growing middle class. We are primarily expanding to second- and third-tier cities in the central, north, east, northeastern and southwestern parts of China,” commented Mr. Baoke Ben, Executive Vice President of Zhongpin. “Along with our added capacity, our revenue growth this year has also benefited from the favorable pricing trends in pork products. The combination of increased capacity and higher prices is driving both our top line and bottom line growth.”

About Zhongpin

Zhongpin is a meat and food processing company that specializes in pork and pork products, and vegetables and fruits, in the PRC. Its distribution network in the PRC spans more than 20 provinces and includes over 2,800 retail outlets. Zhongpin's export markets include the European Union, Eastern Europe, Russia, Hong Kong, Japan and South Korea. For more information, contact CCG Elite directly or visit Zhongpin’s website at www.zpfood.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Zhongpin’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: unanticipated changes in product demand, interruptions in the supply of live pigs/raw pork, downturns in the Chinese economy, delivery delays, freezer facility malfunctions, poor performance of the retail distribution network, changes in applicable regulations, and other information detailed from time to time in Zhongpin’s filings and future filings with the United States Securities and Exchange Commission.

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